UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2017

ASCENT CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President and Chief Financial Officer
On July 14, 2017, Ascent Capital Group, Inc. (the “Company”) and Fred Albert Graffam III, age 51, entered into an employment agreement pursuant to which Mr. Graffam was appointed to serve as Senior Vice President and Chief Financial Officer of each of the Company and Monitronics International, Inc., a wholly-owned operating subsidiary of the Company (“MONI”), commencing on or before September 1, 2017 (the “Commencement Date”). As previously reported, Michael R. Meyers, the Company’s current Senior Vice President and Chief Financial Officer and MONI’s current Executive Vice President and Chief Financial Officer, had announced his intention to retire from the Company and MONI by the end of 2017.
Mr. Graffam has served as Senior Vice President of Finance, Investor Relations & Corporate Development of DIGITALGLOBE, Inc. since April 2015 and had served as its Interim CFO from September 2014 to March 2015 and as Vice President Financial Planning and Analysis from July 2013 to August 2014. From April 2012 to July 2013, Mr. Graffam was Senior Vice President/Chief Financial Officer - North America/APAC Region at Level 3 Communications, Inc. (“Level 3”). Before joining Level 3, he spent 17 years with Comcast Corporation, serving as Senior Vice President of its Beltway Region from 2008 to 2011, and as Senior Vice President-Finance, West Division from 2002 to 2008.
In connection with Mr. Graffam joining the Company, the Compensation Committee (the “Committee”) of the board of directors of the Company approved Mr. Graffam’s compensation, which is memorialized in an employment agreement (the “Graffam Agreement”) between the Company and Mr. Graffam. The terms of the Graffam Agreement are described below.
Term. The Graffam Agreement has a three-year term beginning on the Commencement Date and ending on the third anniversary of the Commencement Date.
Base salary. Mr. Graffam’s initial annual base salary will be $365,000, subject to annual review beginning as of the first anniversary of the Commencement Date.
Bonus. Beginning with the 2018 fiscal year, Mr. Graffam will be eligible for an annual bonus with a target of 60% of base salary subject to achievement of qualitative and quantitative performance criteria to be determined by the Committee. Mr. Graffam will be eligible to receive a pro-rated target bonus for 2017 for the period from the Commencement Date through December 31, 2017.
Initial restricted stock award. Mr. Graffam will receive an initial $150,000 grant of restricted shares of Series A Common Stock (the “ASCMA Stock”) that will vest in 20%, 30% and 50% tranches on each of the first three anniversaries of the Commencement Date under the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan, as amended and restated effective as of May 24, 2017 (the “2015 Plan”).
Annual incentive awards. Commencing with the 2018 fiscal year, Mr. Graffam will be eligible to receive an annual incentive award of equity or cash with a fair value of $450,000 under the 2015 Plan in the case of equity awards or the Monitronics International, Inc. 2017 Cash Incentive Plan (the “MONI Plan”) in the case of cash awards. A portion of Mr. Graffam’s annual incentive award will be subject to the satisfaction of performance criteria to be determined by the Committee, and if earned, settlement of such award will be subject to a three-year vesting period.
Relocation. Mr. Graffam is also eligible for reimbursement of expenses, including any applicable tax gross-up, of up to $40,000 that are incurred in connection with his relocation to the Dallas, Texas area.
Severance. Upon a termination without cause by the Company or for good reason by Mr. Graffam prior to a change in control (in each case, as defined in the Graffam Agreement), the Graffam Agreement provides for Mr. Graffam to receive severance in an amount equal to 1.5 times his annual base salary and target bonus. Upon a termination without cause or for good reason concurrently with or following a change in control, the Graffam Agreement provides for Mr. Graffam to receive severance equal to two times his annual base salary and target bonus. Additionally, upon a termination without cause by the Company or for good reason (regardless of whether it is prior to or following a change in control), the Graffam Agreement provides that Mr. Graffam will continue to receive the active employee rate under the Company’s health insurance plan until the earlier of (i) 12 months following his termination date or (ii) Mr. Graffam becomes eligible for substantially comparable health benefits under the plan of a subsequent employer.

Item 7.01. Regulation FD.
On July 18, 2017, the Company issued a press release, attached hereto as Exhibit 99.1, announcing Mr. Graffam’s appointment as Senior Vice President and Chief Financial Officer of each of the Company and MONI.
This Item 7.01 and the press release attached hereto are being furnished to the Securities and Exchange Commission in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Ascent Capital Group, Inc. on July 18, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2017

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Ascent Capital Group, Inc. on July 18, 2017.

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